MSB Financial Corp. Announces Quarterly Results


MILLINGTON, N.J., May 16, 2007 (PRIME NEWSWIRE) -- MSB Financial Corp. (Nasdaq:MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $859,000 for the three months ended March 31, 2007. The Bank recorded a gain on the sale of the land and building which housed the Bank's former main office during the quarter of $605,000, net of taxes. Without such gain, net income for the quarter would have been $254,000. This compares to net income of $172,000 for the quarter ended December 31, 2006 and net income of $397,000 for the quarter ended March 31, 2006.


Net interest income for the quarter ended March 31, 2007 was $2.0 million, as compared to $1.7 million for the quarter ended December 31, 2006 and $1.9 million for the quarter ended March 31, 2006. The interest rate spread for the March 2007 quarter was 2.46%, compared to 2.41% for the quarter ended December 31, 2006 and 3.00% for the March 2006 quarter. The average yield on interest earning assets for the March 2007 quarter was 6.13% compared to 6.06% for the quarter ended December 31, 2006 and 6.02% for the March 2006 quarter. The average cost of interest bearing liabilities for the March 2007 quarter was 3.67% compared to 3.65% for the quarter ended December 31, 2006 and 3.02% for the March 2006 quarter.


Non-interest expense for the March 2007 quarter was $1.7 million compared to $1.6 million for the quarter ended December 31, 2006 and $1.4 million for the March 2006 quarter. The increase for the March 2007 quarter as compared to the quarter ended December 31, 2006 resulted in part from the cost of the Employee Stock Ownership Plan, implemented in January 2007 in connection with the Company's IPO. Increases in salaries and employee benefits cost and director compensation were also responsible for the higher non-interest expense for the quarter. The increase for the March 2007 quarter as compared to the same period in 2006 is due in part to the opening of the Martinsville branch office in July 2006, which affected salaries and employee benefits as well as occupancy and equipment costs. Between the March 2006 and March 2007 quarters there was a $156,000 increase in salaries and employee benefits and a $78,000 increase in occupancy and equipment.


Total assets were $282.7 million at March 31, 2007, compared to $270.2 million at June 30, 2006 due primarily to a $15.0 million increase in loans receivable. Deposits were $208.5 million at March 31, 2007, compared to $194.8 million at June 30, 2006. The increase was mainly in certificates of deposit, which composed 59.4% of total deposits at March 31, 2007. Liquidity provided by the stock offering in January 2007 was responsible for a decrease in borrowed funds; FHLB advances were $29.1 million at March 31, 2007, down from $54.2 million at December 31, 2006.


Shares of MSB Financial Corp. commenced trading on the NASDAQ Global Market on January 5, 2007 under the symbol "MSBF." The closing sales price for the shares on May 15, 2007 was $11.56.

CONTACT:  MSB Financial Corp.
          Michael Shriner, Executive Vice President
          908-647-4000
          mshriner@millingtonsb.com